Exhibit 10.10

To

Mr./Mrs.

Letter of Indemnity

On April 22, 2014 and May 7, 2014, the Company’s Remuneration/Audit Committee (as applicable) and the Company’s Board of Directors resolved that the Company will indemnify and issue an advanced and retrospective undertaking to indemnify the Company’s Corporate Office Holders specified in Appendix A of this Letter of Indemnity, pursuant to the provisions of this Letter of Indemnity (hereinafter: "Indemnification Resolution").

After the Company’s General Assembly approved the Indemnification Resolution by the duly required majority on June 12, 2014, we hereby inform you that as you serve and/or have served and/or may serve as a Corporate Office Holder of the Company and/or subsidiaries and/or affiliates of the Company and/or you are employed and/or were employed and/or may be employed by the Company and/or subsidiaries and/or affiliates of the Company, the Company confirms and undertakes the following toward you, subject to legal provisions:

1.	Indemnity Undertaking

Subject to law, the Company undertakes to indemnify you for any liability or expense set forth in Article 2 below, which shall be applied to you or which you shall incur due to one or more the following:

(A)	Your actions and/or a derivative thereof by force of your being a Corporate Office Holder and/or employee of the Company and/or subsidiaries and/or affiliates of the Company, as they may be from time to time.

(B)	Your actions and/or a derivative thereof by force of your being a Corporate Office Holder, employee or agent of the Company in any other corporation in which the Company holds securities, directly and/or indirectly (hereinafter: "Other Corporation").

Including actions taken prior to issuance of this Letter of Indemnity provided the maximum amount of such indemnity shall not exceed the maximum indemnity amount specified in Article 3 below for all kinds of liabilities and/or expenses and jointly for all Company Corporate Office Holders.

In this Letter of Indemnity:

"Corporate Office Holder" -	As defined in the Companies Law, 5759-1999 (hereinafter: "Companies Law"), including "Senior Corporate Office Holder" - as defined in Article 37(D) of the Securities Law, 5728-1968 (hereinafter: "Securities Law") and/or any other law applying to activities performed by the Company and Senior Corporate Office Holders and any employee or service provider to which the Company decides to issue a Letter of Indemnity.

"Action" or any derivative thereof -	As defined in the Companies Law, including any resolution and/or implied omission and including all actions taken by you prior to this Letter of Indemnity during your employment with the Company and/or subsidiaries and/or affiliates of the Company and/or during your tenure as a Corporate Office Holder in the Company and/or subsidiaries and/or affiliates of the Company and/or Other Corporation as defined above.

"Claim"	Including a civil action, administrative action, criminal action, derivative action, class action, composition applications, creditor claims, claim for monetary damages and petition for declarative relief.

2.	Grounds of Indemnity

The Indemnity Undertaking set forth in Article 1 above shall apply to any liability or expense that is indemnifiable by law including the Companies Law and the Company Articles of Incorporation, as set forth below:

2.1	Monetary liability applied to you in favor of another by force of a ruling, including a ruling issued by settlement or arbitral award approved by a court, related directly or indirectly to one or more of the instances specified in the addendum to this Letter of Indemnity (hereinafter: "the Addendum") or any part thereof (hereinafter: "the Determining Instances") provided the maximum amount of indemnity for each of the Determining Instances shall not exceed the amount set forth in the Addendum, where it is linked to the increase in the consumer price index as of approval of this Letter of Indemnity by the Company and until the actual indemnification date, for each of the Determining Instances, severally for each instance and for each Company Corporate Office Holder (hereinafter: "the Final Liability");

2.2	Reasonable litigation expenses, including attorney retainer fees incurred due to an investigation or procedure conducted against you by an authority competent to conduct such an investigation or procedure, and which ended without an indictment against you[1] and without your being subject to any monetary liability in lieu of criminal proceedings, or which ended without an indictment against you but subject to a monetary liability in lieu of criminal proceedings in an offense that does not require proof of criminal intent or relating to a monetary sanction;

In this paragraph -

Concluding a procedure without an indictment for a matter subject of criminal investigation means closing of the case pursuant to Article 62 of the Criminal Procedure Law [Combined Version], 5742-1982 (in this sub article - Criminal Procedure Law) or a stay of proceedings by the Attorney General pursuant to Article 231 of the Criminal Procedure Law;

"Monetary liability in lieu of a criminal proceeding" - A monetary liability applied by law as an alternative to a criminal proceeding, including an administrative penalty pursuant to the Administrative Offense Law, 5746-1985, a penalty for an offense defined a penalty offense pursuant to the Criminal Procedure law, monetary sanction or ransom.

2.3	Reasonable litigation expenses, including attorney retainer fees and expenses to which you were subjected by a court in a proceeding filed against you by the Company or Other Corporation, as the case may be, or on behalf of any of them or any other person[2], or a criminal allegation of which you were acquitted, or a criminal allegation of which you were convicted of an offense that does not require proof of criminal intent.

[1]	Including the withdrawal of an accusation after filing an indictment, subject to the indemnification terms specified in Article 5 below.
[2]	Including a plaintiff in a derivative action, as defined in the Companies Law.

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2.4	Expenses spent in relation to a procedure conducted in your regard, including reasonable litigation expenses and including attorney retainer fees.

Regarding this Article 2.4, "Proceeding" - Any proceeding pursuant to Section 8-3 of the Securities Law (Imposition of Financial Sanctions by the Securities Authority), proceeding pursuant to Chapter 8-4 of the Securities Law (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee), proceeding pursuant to Chapter 9-1 of the Securities Law (Arrangement to Prevent the Initiation of Proceedings or to Conclude Proceedings, Subject to Conditions) and proceeding pursuant to Article D (Imposition of Financial Sanctions by the Securities Authority) of Section 4 (Remedies, Financial Sanctions and Company Registration as a Violating Company) in Section 9 of the Companies Law.

2.5	Payment to the party injured by the violation as set forth in Article 52.54 (A)(1)(A) of the Securities Law pursuant to pursuant to Chapter 8-4 of the Securities Law (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee).

2.6	Any other liability or expense indemnifiable by law.

3.	Indemnification Amount

3.1	Cumulative Indemnification Amount

The total indemnification amount that the Company shall cumulatively pay all Company Corporate Office Holders pursuant to all Indemnity Letters issued and which shall be issued by the Company upon the Indemnity Resolution (hereinafter: "the Letters of Indemnity") shall not exceed a total equivalent to 25% of the Company's determining equity (hereinafter: "Maximum Indemnification Amount"). In this regard, the "Company's Determining Equity" means the Company's equity related to Company shareholders pursuant to its latest consolidated audited or reviewed financial reports, as the case may be, as on the date of indemnity payment.

It is hereby clarified that payment of the said indemnification amount does not derogate from your right to insurance proceeds, including as related to the Indemnity Letter Determining Instances insured by an insurance company, which the Company will receive for you from time to time, if any, as part of any Company Corporate Office Holders' insurance provided you are not paid double compensation for any indemnifiable liability or expense as set forth in Article 2 above and subject to the provisions of Article 5.6 below.

Without derogating from Article 5.6 below, it is hereby explicitly emphasized that Company payments shall comprise an "additional layer" beyond the total insurance proceeds paid by the insurer, if any. In addition, it is hereby emphasized that this indemnification undertaking is not a contract in favor of any third party, including any insurer, and it is non-assignable and no insurer shall have the right to demand Company participation in payment to which the insurer is obligated according to an insurance agreement signed therewith, excluding the deductible set forth in the said agreement.

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Where the total indemnification amounts that the Company is required to pay at any time, plus all indemnification amounts paid by the Company until such time pursuant to the Letters of Indemnification, exceeds the Maximum Indemnification Amount, the Maximum Indemnification Amount or the balance thereof, as the case may be, shall be divided among the Company Corporate Office Holders who shall be entitled to indemnification for demands submitted to the Company under the Letters of Indemnification and which were not paid thereto before such time (hereinafter: "Entitled Corporate Office Holders") where the Indemnification Amount actually received by each of the Entitled Corporate Office Holders shall be calculated upon the pro rata share between the indemnification amount that would have been due to each of the Entitled Corporate Office Holders and the cumulative indemnification amount that would have been due to each such Entitled Corporate Office Holder upon submitting such demands, were it not for the Maximum Indemnification Amount.

Where the Company paid Company Corporate Office Holders indemnification of the Maximum Indemnification Amount, the Company shall not bear additional indemnification amounts unless payment of the Additional Indemnification Amounts is approved by the Company organs authorized to approve such increase by law upon paying the Additional Indemnification Amounts and subject to an amendment of the Company Articles of Incorporation, where so required by law.

It shall be clarified that this Letter of Indemnity does not limit the Company or prevent it from increasing the Maximum Indemnification Amount for indemnifiable instances, whether due to the reduction of insurance fees in Corporate Office Holder liability insurance policies or because the Company is unable to obtain Corporate Office Holder insurance to cover the indemnifiable instances upon reasonable terms or whether for any other reason, provided the said resolution is passed in the manner set forth in the Companies Law.

3.2	Indemnification Amount for Determining Instances

Subject to Article 3.1 above, the indemnification undertaking for each of the Determining Instances shall be limited, separately for each Company Corporate Office Holder and for each instance, to the indemnifiable liability or expense as set forth above, but no more than the Maximum Indemnification Amount for each of the Determining Instances.

4.	Interim Payments

Upon the occurrence of an instance for which you may be entitled to indemnification as set forth above, the Company will provide you, from time to time, with the money required to cover the expenses and other payments related to handling any legal proceeding against you as related to the said instance, including investigation proceedings, whereby you will not be required to pay or financing them yourself, including the provision of guarantees and collateral, all subject to the terms and provisions set forth in this Letter of Indemnity. It shall be emphasized that the Company will not require you to provide any collateral as a condition for transferring you the said funds.

Where the Company pays amounts to you or in your stead under this Letter of Indemnity regarding a legal proceeding and where it is found that you are not entitled to indemnification from the Company regarding the said amounts, the provisions of Article 5.8 below shall apply.

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5.	Conditions of Indemnification

Without derogating from the above, indemnification under this Letter of Indemnity is subject to the following conditions:

5.1	Indemnification Notice

You shall notify the Company in writing of any claim and/or legal proceeding and/or administrative proceeding and/or investigation by any authority authorized to conduct such investigation or hearing, to be opened against you and/or of any written notice or concern or threat of such proceedings being opened against you regarding any instance for which the indemnification may apply (hereinafter, jointly and severally: "the Proceeding") immediately after you first learn thereof and within a period that will leave sufficient time to respond to the Proceeding, as required by law (hereinafter: "the Indemnification Notice") and you will provide the Company and/or whoever it so instructs, with any document that you receive and/or that is in your possession regarding the said Proceeding.

Failure to submit the Indemnification Notice as set forth above shall not release the Company from its undertakings under this Indemnity Letter, except where failure to submit the Indemnification Notice will materially impair the Company's rights to defend itself on its behalf (where it is also sued in the said Proceeding) and/or on your behalf against the claim and the scope of such impairment.

5.2	Handling the Defense

Provided the matter does not dispute relevant legal provisions or the Corporate Office Holder Liability Insurance Policy purchased by the Company, the Company shall be entitled to take on handling of your defense in the said proceeding and/or to delegate such handling to an attorney selected by the Company to this end (excluding a lawyer that you object to on reasonable grounds). The Company and/or the said lawyer will act under the said handling toward resolving the said Proceeding, they will provide you with ongoing progress reports relating to the Procedures and will consult with you on its handling; the said Company appointed lawyer shall act and be obligated by a duty of trust to you and the Company. Where you or the Company or the lawyer sense a concern of conflict of interest between you and the Company in your defense in the said Proceeding, you will notify the Company or the Company or lawyer will notify you, as the case may be, of the said conflict of interest and you shall be entitled to appoint a lawyer on your behalf to handle your defense and the provision of this Letter of Indemnity shall apply to your expenses relating to the said appointment of a lawyer. Notwithstanding this Article, where the Company Director and Corporate Office Holder Insurance Policy applies to the said matter, you and the Company shall act in accordance with the provisions of the policy as related to disputes with the insurer on the identity of the representing attorney, where policy provisions so require, whereby handing the issue over to the other representing attorney will not release the insurer from its obligation under the policy or its reduction in any way. The Company shall not be permitted to end this Proceeding by way of settlement and/or arrangement and/or will not agree to a settlement and/or arrangement that will require you to pay amounts for which you will not be indemnified under this Letter of Indemnity and which shall not be paid under the Company Corporate Office Holder Liability Insurance that will be purchased, if any, by the Company and/or its subsidiary and/or affiliate and/or Other Corporation, except upon your prior and written consent to the achieved settlement. In addition, the Company shall not be entitled to bring the dispute herein to resolution by way of arbitration or settlement or mediation, except upon your prior written consent and provided you do not refuse your said consent except on reasonable grounds provided to the Company in writing. In order to remove all doubt, even where the dispute is submitted for resolution by way of arbitration or settlement or mediation or in any other manner, the Company shall bear all of the related expenses.

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Notwithstanding the above, the Company shall not be entitled to end the said Proceeding by way of settlement and/or arrangement and/or presenting the dispute herein to resolution by way of arbitration or settlement or mediation in the event of criminal charge against you, unless you grant your consent thereto in advance and in writing. You may refuse consent set forth in this article upon your exclusive discretion and without being required to explain your consent.

If, within 7 days of the Company receiving the Indemnification Notice (or a shorter period if so required for submitting your statement of defense or response to the Proceeding), as set forth above, the Company does not accept your defense against the said Proceeding, or if you object to your representation by the Company lawyers on reasonable grounds or for fear of conflict of interest, you shall be entitled to assign your representation to a lawyer that you choose and the provisions of this Letter of Indemnity shall apply to the expenses that you incur for the said appointment of an attorney.

5.3	Cooperation with the Company

Upon Company request, you will sign any document that authorizes it and/or any lawyer as set forth above, to handle your defense on your behalf and to represent you on all matters relating to the said Proceeding, as set forth above.

You will cooperate with the Company and/or any lawyer specified above and you will uphold the provisions set forth by the insurers in any Corporate Office Holder Liability Insurance Policy that the Company and/or you engage in regarding defense in the Proceeding, in any reasonable manner required of you by any of them as part of their handling the said Proceeding, provided the Company or insurance company, as relevant, shall cover all of your related expenses whereby you are not required to pay or finance them yourself, all subject to Articles 1 and 3 above.

No waiver, laches, avoidance of action or extension by the Company or you shall be construed as a waiver of your rights under this Letter of Indemnity and by law, and they will not prevent the Company or you from taking all legal and other measures required toward exercising your said rights.

5.4	Covering Liabilities

Whether the Company acts upon Article 5.2 above or not, it shall see that the liabilities and expenses set forth in Article 2 above are covered, whereby you will not be required to pay or finance them yourself, all without it derogating from the indemnification guaranteed to you by this Letter of Indemnity and/or an insurance policy that the Company acquires from time to time, if any, all subject to Articles 1 and 3 above.

5.5	Non Application of Indemnity in cases of Settlement or Admission

The indemnity relating to any proceeding against you, as set forth in this Letter of Indemnity, shall not apply to any amount that you are required to pay the claimant due to settlement or arbitration, unless the Company agrees to the said settlement or arrangement or to the said arbitration process, as the case may be, but the Company shall not withhold its consent except on reasonable grounds.

In addition, the indemnity shall not apply in the event that you admit to a criminal indictment in an offense that does not require proof of criminal intent or in a Proceeding, as defined in Article 2.4 above, unless your admission was approved by the Company in advance and in writing.

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5.6	Non Application of Indemnity in cases of Indemnity or Third Party Insurance

The Company shall not be required to pay amounts under this Letter of Indemnity for any instance whatsoever where such amounts were paid to you or for you or in your stead in any way under the Company Corporate Office Holder Liability Insurance or indemnity of any third party other than the Company. In order to remove all doubt, it shall be clarified that the Maximum Indemnity Amount under this Letter of Indemnity shall apply above and beyond the amount paid (if any) under the insurance and/or indemnity of any person other than the Company, provided you are not paid double compensation for any indemnifiable liability or expense as set forth in Article 2 above and that where you are indemnified by a Company insurer pursuant to the Director and Corporate Office Holder Liability Insurance policy or by force of any other indemnity agreement, for the matter to which the indemnity applies, the indemnity will equal the difference between the indemnifiable liability and/or expense as set forth in Article 2 above and between the amount received by force of the insurance policy or the other indemnity agreement for the same matter, provided the indemnity amount that the Company undertook will not exceed the Maximum Indemnity Amount. In addition, it shall be clarified that the content of this Article shall not apply to the deductible applying to the Director and Corporate Office Holder Liability Insurance Policy obtained by the Company.

Regarding the Company's undertaking of indemnity for an act that you performed or will performed by force of your being a Corporate Office Holder and/or employee of a Company subsidiary and/or Company affiliate and/or Other Corporation (hereinafter, jointly and severally: "the Owing Corporation"), the following provisions shall also apply:

(A)	The Company shall not be required, under this Letter of Indemnity, to pay amounts to which you will be entitled and which you will receive from the Owing Corporation as part of an insurance policy obtained by the Owing Corporation and/or an advanced undertaking of indemnification or an indemnity permit issued by the Owing Corporation.

(B)	If your demand for indemnification and/or insurance coverage for an act committed by force of your position in the Owing Corporation and which may be indemnifiable under this Letter of Indemnity, is rejected by the Owing Corporation or the Owing Corporation insurance company, as the case may be, the Company will pay you, under this Letter of Indemnity, the amounts to which you shall be entitled under this Letter of Indemnity, if you are so entitled, and you shall assign the Company your rights to any amounts from the Owing Corporation and/or pursuant to the Owing Corporation insurance policy and you will authorized the company to collect such amounts in your name, where such authorization is required in order to fulfill the provisions of this article. In this regard you undertake to sign any document required by the Company toward assigning your said rights and authorizing the Company to collect the said amounts in your name.

(C)	In order to remove all doubt, it is hereby clarified that this Letter of Indemnity does not grant the Owing Corporation and/or any other third party any rights toward the Company, including, but without derogating from the generality of the above, the right to sue and/or demand any payment from the Company as participation in the indemnity and/or insurance coverage granted to you by the Owing Corporation for an act performed by force of your position with the Owing Company.

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5.7	Indemnification Payment

Upon your request for any payment relating to any instance under this Letter of Indemnity, the Company shall take all actions necessary by law for payment thereof and shall take measurements to arrange any approval required in this regard, if any. If any approval is required for the said payment and such payment is not approved for any reason whatsoever, this payment or any unapproved part thereof shall be subject to court approval and the Company will act toward obtaining it.

5.8	Returning Paid Indemnity Amounts

In the event that the Company pays any amounts to you or in your stead under this Letter of Indemnity as related to a Proceeding and it is later found that you are not entitled to Company indemnity for the said amounts, the said amounts shall be considered a loan granted to you by the Company, which shall bear interest of the minimal rate as set forth by law from time to time in order to prevent it from being a taxable benefit for the recipient, and you shall be required to return such amounts to the Company, including VAT for the interest as required by law, when you are so required to do in writing and in the order of payments determined by the Company (provided the said amounts are paid to the Company in full until no later than 3 months after the Company learned that you are not entitled to indemnification for the said amounts.

Where the charge for which the amount was paid was canceled or where the amount was reduced for any reason whatsoever - you shall assign your full rights to restoration of the amount from the claimant in the Proceeding and will do all that is necessary for such assignment to be valid and for the Company to be able to exercise it. Upon doing so, you shall be exempt of repaying the amount whose right of restoration was assigned to the Company. In failure to do so, you shall be required to repay the Company the amount or part thereof, as the case may be, in addition to linkage differentials and interest at rates and for a period for which you shall be entitled repayment of the amount from the claimant.

5.9	Collateral in favor of the Insurer

Notwithstanding this Letter of Indemnity above (including Article 4 above) and seeing that, as set forth in Article 3.1 above the Company payments shall comprise an "additional layer" beyond the insurance fees paid to you by the insurer, where any such fees are paid, then whenever you might be entitled to indemnification, where you are required to incur expenses and payments relating to the legal proceedings against you and related to the said instance, you will first turn to the insurance for the money required to cover the said expenses and payments. To this end, the Company undertakes to provide the insurer with all of the collateral required by the insurer, if any, in order to obtain the said funds, provided the amount of such collateral will not exceed the Maximum Indemnity Amount, as defined below.

Where it is found later that you are not entitled to amounts that you receive from the insurer, if any, you will be required to repay it the said amounts immediately in order to release the collateral that the Company provided to the insurer. In failure to do so, the collateral that the Company provided the insurer and which were thereby exercised, shall be considered a loan subject to terms set forth in Article 5.8 above, mutatis mutandis.

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6.	Indemnification Period

Company undertakings pursuant to this Letter of Indemnity will apply in your favor, in favor of your estate, heirs and other alternates by law, unlimited by time, and it shall not be canceled or changed except for your benefit, all after the end of your employment with the Company and/or your term as a Corporate Office Holder in the Company and/or subsidiaries and/or affiliates of the Company and/or the Other Corporation as defined above, as the case may be, regardless of the date of discovery of the instance for which you are entitled to indemnification under this Letter of Indemnity and provided that the acts for which indemnity is granted were performed while you were employed by the Company and/or during your term as a Corporate Office Holder of the Company and/or Company subsidiaries and/or Company affiliates and/or the said Other Corporation

7.	This letter of undertaking is subject to all laws and Company documents of incorporation. Company undertakings under this Letter of Indemnity shall be construed in an expansionary manner and in the manner intended for implementation, as permitted by law, for the purpose intended. In the event of a dispute between any provision of this Letter of Indemnity and the provisions of law, which cannot be conditioned, altered or amended, the provision of law shall prevail but it shall not impair or derogate from the validity of all other provisions of this Letter of Indemnity.

8.	This Letter of Indemnity shall enter into force upon your signing a copy thereof in the intended place and submitting the signed copy to the Company.

9.	The content of this Letter of Indemnity does not derogate from the waiver issued to you by the Company, if any. In addition, in order to remove all doubt, it is hereby clarified that the Indemnification Undertaking under this letter does not derogate from the Company's right to decide on additional indemnification in retrospect or in advance and/or to increase existing indemnification, all subject to obtaining the approvals required by law.

In order to remove all doubt, it is hereby clarified that the undertaking of this Letter of Indemnity does not revoke or derogate or waive any other indemnity to which the Corporate Office Holder is entitled from any other source by law or pursuant to any prior Company undertaking or agreement, provided the Company will not be required to indemnify the Corporate Office Holder by more than the liability and expenses incurred for each instance, both according to the prior undertaking (if any and where valid) and according to this Letter of Indemnity, provided the overall Indemnity Amount (excluding amounts received from the insurance policy) does not exceed the Maximum Indemnity Amount defined above.

10.	The addendum to this Letter of Indemnity comprises an integral part thereof.

11.	The law governing this Letter of Indemnity is the law in Israel and the competent court in Tel Aviv shall have sole jurisdiction to preside over disputes derived of the application of this agreement.

In witness whereof, the Company set its signature below:

Date:
Nano Dimension Ltd.

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I the undersigned confirm receipt of this Letter of Indemnity and confirm my consent to its conditions, including Article 5.8 above.

________________________

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The Addendum

	Determining Instances	Final Liability (NIS in millions)[3]

1	Any claim or demand filed by a customer, supplier, contractor or any other third party that conducts any kind of business with the Company, its subsidiaries, affiliates or Other Corporation as defined above (hereinafter, in this addendum, jointly and/or severally: "the Company") including as related to negotiations with them and/or any other claim and/or demand filed against a Corporate Office Holder by any person and/or corporation and/or entity and/or authority operating by law.	10

2	Any claim or demand filed in relation to a transaction conducted in the Company's ordinary course of business or outside its ordinary course of business, including for receiving credit, selling, leasing, transferring or purchasing assets or liabilities, including securities, and receiving and/or granting an option to sell, lease, transfer or purchase such assets or liabilities (including, but without derogating from the generality of the above, goods, land, securities or rights, or granting or receiving a right in any of them), negotiations toward entering a transaction and receiving and/or granting an option for the sale lease, transfer or acquisition of such assets and liabilities, encumbering assets and liabilities and granting or receiving collateral, including engaging in financing agreements with banks and/or other financial entities in order to finance the executed engagements or transactions, real estate management of any kind and any activity related thereto, including negotiation toward the acquisition of the real estate, its establishment, operation and sale and any other matter related to the above, directly or indirectly, all whether the said transactions and/or activities as stated and whether they are not completed for any reason whatsoever.	8

3	Any claim or demand filed by employees, consultants, agents, self-employed contractors, franchisees, distributors, marketers, suppliers and service providers or other individuals or a an entity employed or providing the Company with services, related to compensation due to them or damages or liabilities caused thereto regarding their employment by the Company or their engagement with the Company, including instances related to the employees' employment terms and employer-employee relations, including negotiations on employment and termination terms, employee promotion, handling pension issues, insurance and savings funds and granting securities and other benefits.	8

[3]	The amounts set forth below are linked to the increase in the consumer price index as of the date of approval of this Letter of Indemnity by the Company and until the actual indemnity date.

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Any claim or demand relating to non-disclosure or failure to provide any kind of information when required by law, or relating to misleading or flawed disclosure of such information to third parties, including holders of Company securities or deemed holders of securities, including as related to an issuance, allocation, distribution, acquisition, holding or link to Company securities or any other investment activity involving or influenced by the Company's securities. Without derogating from the generality of the above, such instance will also apply to a public offering of securities pursuant to a prospectus, a private offering, alternative purchasing proposal or any other securities offer.

Any claim or demand relating to non-disclosure or failure to provide any kind of information when required by law, or relating to misleading or flawed disclosure of such information to third parties, including Income Tax, Value Added Tax, National Insurance Institute, Investment Center, local authorities, Ministry of Environmental Protection and any other governmental or institutional function or trade union.

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5	Any claim or demand relating to any instance derived or related to an offering and/or issuance of Company securities to the public and/or employees and/or private placement and/or acquisition offer and/or alternate acquisition offer and/or any other manner, in Israel or abroad (including, inter alia, but not limited to claims based on a prospectus and/or draft prospectus to be completed and/or complementary notice and/or shelf prospectus and/or shelf proposal report and/or outline and/or private offering report and/or acquisition offering specification and/or any other report published by the Company (in this article, below: "the Report"), or disclosure or non-disclosure of details therein, or reporting or non reporting any post offering issue according to the report, or the fulfillment or non-fulfillment of the provisions of the relevant securities laws) and including any claim or demand related to the issues that required presentation and/or disclosure in the Report including any draft thereof, which occurred before the reporting date or thereafter in a period commencing on the reporting date and ending at the end of the period for submitting orders and/or after the acceptance period (as the case may be) and that were not properly disclosed by law in the Report or later reports issued by the Company and/or a corporation in its control (hereinafter: "Lacking or Misleading Reporting") provided that immediately after the issue came to the attention of the Corporate Office Holder regarding the Lacking or Misleading Reporting, the Corporate Office Holder acted as required by law. For the purpose of this paragraph, "Reports" - include periodic reports, immediate reports, financial reports and any other report that the Company or Corporate Office Holder must submit by law.	10

6	Any claim or demand filed on grounds that a third party right of intellectual property was misused or allegedly misused by the Company or anyone on its behalf.	6

7	Resolutions and/or actions related to the Consumer Protection Law and/or orders and/or regulations derived thereof.	6

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8	Any action related to submitting bids for tenders and/or franchises and/or licenses, of any kind and form.	9

9	Any claim or demand filed by a lender or creditor or related to funds thereby lent or Company debts toward them.	10

10	Any claim or demand filed by a third party for physical damages, including death, or damage to a business or personal asset, including loss of use thereof during any act or omission related to the Company, or respectively to its Corporate Office Holders, employees, agents or other people acting or alleging to act on behalf of the Company and/or by force of their position in the Company.	4

10	Any claim or demand filed directly or indirectly regarding a full or partial omission by the Company or by the Company Corporate Office Holders, managers or employees as related to payment, reporting or documenting documents of one of the state authorities, external authority, municipal authority or any other payment required by the laws of Israel and any other country, including income tax, sales tax, capital gains tax, transfer taxes, excise tax, value added tax, stamp tax, customs, national insurance, salaries or delayed salary to employees or other delays, including any kind of interest and linkage additions.	10

11	Any claim or demand filed by buyers, owners, lessors, lessees or other holders of Company assets or products, or individuals dealing with the said products, for damages or losses related to the use of the said assets or products.	10

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Any administrative, public or judicial action, orders, rulings, claims, demands, claim letters, instructions, arguments, encumbrances, seizures, investigation proceedings or notices of non-compliance or violation from a governmental authority or others alleging to potential responsibility or liability (including enforcement expenses, investigations, governmental authority responses, cleaning, removal or repair for damages to natural resources, ground damages, physical damages or fines or contributions, indemnification, recuperation fees, compensation) as a result, whether in Israel or abroad, based on or related to:

(A) Appearance of released liquid, emission, leak, flood, spill, release, filtering or migration on the ground and/or underneath and/or above it (hereinafter, jointly: "Pollution") or a risk of Pollution or exposure to any other kind of hazardous, toxic, volatile or radioactive material, waste or other substances that must be subject to regulation under the Environmental Protection Laws, in any location owned, operated, leased or managed by the Company.

(B) Circumstances that generate any kind of violation of the Environmental Protection Laws, environmental licenses, permits or other approvals required according to the Environmental Protection Laws.

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13	Any administrative, public, judicial, action, orders, rulings, claims, demands, letters of demands, instructions, arguments, investigations, proceedings (including administrative proceedings, subject to law) or notices of non-compliance or violation of any act of a governmental authority or other entity alleging to non-fulfillment of the provisions of a law, regulation, order, ordinance, rule, custom, instruction, license or ruling by the Company or a Corporate Office Holder of the Company as part of their position with the Company.	10

15	Any claim or demand relating to a change in the Company's organizational structure or its reorganization or any decision relating thereto, including but without derogating from the generality of the above, merger, split, change in Company equity, establishing subsidiaries, liquidating or selling them to third parties.	10

16	Any claim or demand relating to a resolution or action taken by the Company or a Corporate Office Holder in its position with the Company after the appropriate checks and consultations were conducted for the specific resolution and action, including resolutions passed by the Company board of directors or one of its committees.	10

17	Any claim or demand relating to an expression, statement, including expressing a position or opinion or vote, within a board meeting, committees thereof, general assemblies of corporations and/or other corporate organs made in good faith by the Corporate Office Holder in the performance of its position with the Company.	8

18	Any claim or demand relating to an opinion of the Company board of directors to the offering of a purchase proposal, regarding the worthwhileness of a special purchase offer pursuant to Article 329 of the Companies Law 5759-1999 or avoiding the provision of such an opinion and any opinion and/or pretense required by law.	10

19	Any claim or demand relating to the instances set forth above, as related to the tenure of the Corporate Office Holder in Company subsidiaries and/or affiliates and/or any Other Corporation whether in its role as Corporate Office Holder and/or as an employee of one of the said companies.	10

20	All actions related to the execution of a transaction related to insurance or actions that led to failure to obtain appropriate insurance arrangements, including affiliation with sub insurers and/or agents and/or insurers and/or insureds and/or other customers.	10

21	Any action relating to distribution, as defined in the Companies Law, including the distribution of dividends to Company shareholders, the acquisition of convertible shares and/or securities by the Company, provided indemnification for such act does not violate any law.	10

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22	Any claim or demand filed in relation to an act of selling, purchasing or holding negotiable securities for or on behalf of the Company and/or to managing an investment portfolio and/or accounts with stock exchange members and/or banks and/or deposits.	12

23	Any claim or demand filed in relation to an action related to investments that the Company is considering and/or performing with any securities, taken in stages before and/or after the investment, in order to engage, execute, develop, monitor and supervise a transaction and claims related to purchase and/or sale activities (by the Company and/or Company subsidiaries), directly and/or indirectly, of assets (including shares) and rights, in Israel and abroad or an investment in Other Corporation securities or obtaining rights in such corporations, including the acquisition and/or sale of controlling nuclei thereof whether performed in the ordinary course of Company business or not, and including, without derogating from the generality of the above, the decisions, agreements, notices, disclosure documents, negotiations and reports related thereto, and any other matter related to all of the above, directly or indirectly, whether such sales and/or acquisitions are completed or not, for any reason whatsoever.	12

24	Any claim and demand by Company security holders, including Company shareholders, including holders of future Company securities (including shares) or Company creditors, for a violation of Companies Laws, Securities Laws or any other law granting them grounds of claim.	12

25	Any claim or demand filed in relation to the appointment or petition to appoint a receiver for Company and/or subsidiary and/or affiliate assets or any part of their assets and/or a liquidation petition against the Company and/or subsidiaries and/or affiliates and/or any proceedings toward reaching a settlement or composition of creditors for the Company and/or subsidiaries and/or affiliates.	10

26	Actions related, inter alia and without derogating from the generality of the above, to the acquisition or sale of companies, legal entities or assets, and to instances related, directly or indirectly, to antitrust issues, including binding arrangements, monopolies, splits or mergers and legal and other outcomes that may derived thereof.	10

27	Any claim or demand filed in relation to the management of money, accounts, loans and credit facilities, financial vehicle transactions, guarantees, collateral, trusts, financial management and consulting agreements, etc.	10

28	Any claim or demand filed in relation to an act related to a report or notice submitted upon the Companies Law, 5759-1999 and/or the Securities Law, 5728-1968 including regulations derived thereof or laws and regulations that address similar issues outside of Israel or pursuant to rules and guidelines customary in the stock market in Israel or abroad and/or avoiding submission of such report or notice.	10

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29	Any claim or demand filed in relation to an act involving the preparation and/or approval of periodic reports and/or interim reports and/or immediate reports and/or business plan and/or budget and/or forecasts and/or work plans and/or procedures and/or intra-organizational guidelines and/or internal auditing procedures.	10

30	Any claim or demand relating to internal auditing in the Company and procedures regarding the reporting and disclosure of the Company's periodic and immediate reports, including the Company's financial reports and the board and management report on the effectiveness of the internal audit as related to the financial report and disclosure, personal declarations by the Company CEO and/or the most senior financial Corporate Office Holder and/or auditing accountant relating the effectiveness of the internal audit and disclosure and control processes attached to the period reports and all that is related to the violation of legal provisions in their regard.	10

31	Any claim or demand relating to an instance that impacted or may substantially impact Company property, rights, undertakings or profitability.	10

For the purpose of this addendum, "Company" - including a corporation in its control.

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